EXHIBIT 7

CONSENT OF APPOINTED ACTUARY

I consent to the use and incorporation by reference of the following report in this Annual Form 40-F of Sun Life Financial Inc. (the “Company”):

My report dated February 12, 2004 on the valuation of the policy liabilities of the Company for its consolidated balance sheets at December 31, 2003 and 2002 and their change in the consolidated statements of operations for the years then ended.

Dated February 17, 2004

/s/ “Robert Wilson” Robert W. Wilson
Vice-President and Appointed Actuary
Fellow, Canadian Institute of Actuaries
Toronto, Canada